CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on (Form S-8) (No. 333-219916) of ICC Holdings, Inc. of our report dated March 30, 2020 with respect to the consolidated financial statements and financial statement schedules included in this Annual Report (Form 10-K/A) for the year ended December 31, 2019.

Park Ridge, Illinois

May 15, 2020